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Exhibit 21.1

interWAVE COMMUNICATIONS INTERNATIONAL, LTD.

LIST OF SUBSIDIARIES

Subsidiary	Incorporated
interWAVE Communications, Inc.	Delaware, USA
interWAVE Communications Australia Pty. Ltd.	Australia
interWAVE Communications B.V.	Netherlands
interWAVE Communications India Private Limited	India
interWAVE Communications Ireland, Ltd.	Ireland
interWAVE Communications Lanka (Private) Limited	Sri Lanka
interWAVE Communications Networks, S.A.	Uruguay
interWAVE Communications International S.A.	France
interWAVE Communications (Shenzhen) Co., Ltd.	P.R. China
interWAVE Communications UK, Ltd.	United Kingdom
interWAVE Services (Thailand) Limited	Thailand
Microcellular Systems Limited	Ireland
Microcellular Systems USA	California, USA
Wireless, Inc.	Delaware, USA
interWAVE Advanced Communications, Inc.	Delaware, USA
International Wave Communications Networks, Inc.	Philippines

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  Exhibit 21.1
interWAVE COMMUNICATIONS INTERNATIONAL, LTD. LIST OF SUBSIDIARIES